UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Entry into a Material Definitive Agreement.

On February 27, 2014, Colony Financial, Inc. (the “Company”) and Colony Financial Manager, LLC (the “Manager”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (the “Underwriters”), pursuant to which the Company agreed to offer and sell 13,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) to the Underwriters at a price of $21.90 per share. The Underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,950,000 shares of Common Stock at a price of $21.90 per share, which option was exercised in full on February 28, 2014. The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $327.1 million.

The Company expects to use a portion of the net proceeds from this offering to repay amounts outstanding under its revolving credit facility, and to use the remainder of the net proceeds from this offering to acquire its target assets in a manner consistent with its investment strategies and investment guidelines and for working capital and general corporate purposes. Until appropriate investments can be identified, the Manager may invest such net proceeds in interest-bearing short-term investments, including U.S. treasury securities or a money market account, that are consistent with the Company’s intention to maintain its qualification as a REIT and maintain its exemption from registration under the 1940 Act.

The Company and the Manager made certain customary representations, warranties and covenants concerning the Company, the Manager and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities. The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement.

Affiliates of the Underwriters are lenders under the Company’s revolving credit facility, and will receive their pro rata share of the net proceeds of this offering that are used to repay the revolving credit facility. The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. The Underwriters have received, and may in the future receive, customary fees and commissions for these transactions.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated February 27, 2014, by and among the Company, the Manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2014		COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated February 27, 2014, by and among the Company, the Manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Stock

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)